Exhibit 99.1

CORRECTED PRESS RELEASE

This press release corrects a prior version published on April 25, 2018 and is updated solely to revise the amount related to noninterest income for the gain on call of securities reported on page 3, “Selected Financial Data”.

CONTACT CHRIS HEADLY

(540) 349-0218 or

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES First QUARTER 2018 RESULTS

•	Year-over-year net income increased 106.51% to $1.6 million for the first quarter from $768,000 for the first quarter of 2017;
•	Net loans remained stable at $497.7 million for the first quarter compared with the fourth quarter of 2017 and increased $46.5 million or 10.3% when compared with the first quarter of 2017;
•

Net interest margin remained relatively unchanged for the first quarter at 3.74%, down 1 basis point, compared to 3.75% for the prior quarter and up 22 basis points from 3.52% for the first quarter of 2017;

•	Return (loss) on average assets of 0.97% for the first quarter compared with (0.33)% and 0.50% for the prior quarter and first quarter of 2017, respectively;
•	Return (loss) on average equity of 11.44% for the first quarter compared with (3.77)% and 5.68% for the prior quarter and first quarter of 2017, respectively;
•	Noninterest expenses were $5.5 million for the first quarter, compared with $5.3 million for the prior quarter and $5.4 million for the first quarter of 2017; and
•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

WARRENTON, VA., April 25, 2018 (updated May 9, 2018) - Fauquier Bankshares, Inc. (the Company) (NASDAQ: FBSS), parent company of The Fauquier Bank, reported net income of $1.6 million, or $0.42 per diluted share for the quarter ended March 31, 2018, compared with a net loss of $544,000, or $(0.14) per diluted share for the prior quarter and $768,000 or $0.20 per diluted share for the first quarter of 2017.

For the quarter ended March 31, 2018, the Company’s return on average equity (ROE) and return on average assets (ROA) were 11.44% and 0.97%, respectively, compared with a loss on average equity of (3.77)% and a loss on average assets of (0.33)% for the prior quarter and return of 5.68% and 0.50%, respectively, for the first quarter of 2017.  The loss on average equity and average assets for the prior quarter was the direct result of an adjustment related to the enactment of the Tax Cuts and Jobs Act.

Marc Bogan, President and CEO said, “We made significant progress during the first quarter as we continue to strive towards achieving our strategic initiatives of growing the balance sheet, increasing profitability through net interest income and other fee income, and increasing our efficiencies by managing expenses.  With this progress, we are gaining traction on becoming a high performing community bank.”

Total assets were $682.1 million on March 31, 2018 compared with $644.6 million and $630.0 million on December 31, 2017 and March 31, 2017, respectively.  Net loans were $497.7 million on March 31, 2018, relatively unchanged from December 31, 2017 and increased $46.5 million from $451.2 million on March 31, 2017.  Total deposits were $577.2 million on March 31, 2018 compared with $551.1 million on March 31, 2017.  Low cost transaction deposits (demand and interest checking accounts) were $351.5 million on March 31, 2018 compared with $344.3 million on March 31, 2017.

Net interest margin was 3.74% for the first quarter of 2018 compared with 3.75% for the prior quarter and 3.52% for the first quarter of 2017.  Net interest income was $5.7 million for the first quarter of 2018 compared with $5.6 million for the prior quarter and $4.9 million for the first quarter of 2017.

Nonperforming assets were $10.9 million on March 31, 2018, compared with $10.4 million on December 31, 2017 and $11.5 million on March 31, 2017.  Included in nonperforming assets for the quarter were $9.5 million of nonperforming loans and $1.4 million of other real estate owned.

Net loan recoveries were $7,000 for the first quarter of 2018 compared with net loan recoveries of $541,000 for the prior quarter and net loan charge-offs of $97,000 for the first quarter of 2017.  The allowance for loan losses was $5.4 million or 1.07% of total loans on March 31, 2018 compared with $5.1 million or 1.01% of total loans on December 31, 2017 and $4.4 million or 0.98% of total loans on March 31, 2017.

Noninterest income was $1.9 million in the first quarter 2018, compared with $1.4 million for the prior quarter and $1.4 million for the first quarter of 2017.  Noninterest expense for the first quarter of 2018 was $5.5 million compared with $5.3 million for the prior quarter and $5.4 million for the first quarter of 2017.

Shareholders’ equity was $56.7 million on March 31, 2018 compared with $55.3 million on March 31, 2017.  Book value per common share was $15.01 and $14.66 as of March 31, 2018 and 2017, respectively.

The Company’s strategic goals were designed to grow the Company, increase profitability and to drive shareholder value.  With this in mind, our key strategic objectives and our current outlook are:

•	We continue to maintain a strong net interest margin and have done so since the fourth quarter of 2016. Our focus is on loan and deposit pricing to ensure a well maintained and healthy margin.
•

Commercial and consumer loan growth continues to show improvement with several new loan products, all while maintaining strong asset quality.  While these new offerings bring added benefits to the Company and our clients, we continue to have credit standards that do not compromise our credit quality.

•

The origination and sales of secondary market loans continues to provide an additional source of noninterest income, along with our Wealth Management services and fee income tied to our retail products.

•	Noninterest expenses have stabilized, however we recognize room for improvement. Our management team continues to evaluate process efficiencies to continue to reduce operating costs.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC.

SELECTED FINANCIAL DATA

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
EARNINGS STATEMENT DATA:
Interest income	$6,370	$6,191	$6,001	$5,713	$5,415
Interest expense	652	556	515	509	469
Net interest income	5,718	5,635	5,486	5,204	4,946
Provision for loan losses	300	125	110	235	50
Net interest income after provision for loan losses	5,418	5,510	5,376	4,969	4,896
Noninterest income	1,863	1,378	1,285	1,393	1,412
Noninterest expense	5,481	5,286	4,993	5,150	5,415
Income before income taxes	1,800	1,602	1,668	1,212	893
Income taxes	214	2,146	387	222	125
Net income	$1,586	$(544)	$1,281	$990	$768

PER SHARE DATA:
Net income (loss) per share, basic	$0.42	$(0.14)	$0.34	$0.26	$0.20
Net income (loss) per share, diluted	$0.42	$(0.14)	$0.34	$0.26	$0.20
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Weighted average shares outstanding, basic	3,768,197	3,762,677	3,765,359	3,769,201	3,761,501
Weighted average shares outstanding, diluted	3,777,114	3,772,700	3,773,813	3,778,532	3,768,676
Book value	$15.01	$14.92	$15.20	$14.93	$14.66
BALANCE SHEET DATA:
Total assets	$682,120	$644,613	$631,717	$646,265	$630,032
Loans, net	497,691	497,705	485,326	463,309	451,166
Securities	72,521	73,699	68,682	65,539	58,212
Deposits	577,242	570,023	556,209	571,902	551,103
Transaction accounts (demand & interest checking accounts)	351,485	361,246	348,005	359,725	344,324
Shareholders' equity	56,666	56,142	57,185	56,259	55,267
PERFORMANCE RATIOS:
Net interest margin(1)	3.74%	3.75%	3.75%	3.60%	3.52%
Return (loss) on average assets	0.97%	(0.33)%	0.80%	0.63%	0.50%
Return (loss) on average equity	11.44%	(3.77)%	8.96%	7.10%	5.68%
Efficiency ratio(2)	77.24%	74.35%	72.62%	76.81%	83.95%
Yield on earning assets	4.16%	4.12%	4.09%	3.94%	3.85%
Cost of interest bearing liabilities	0.54%	0.47%	0.45%	0.45%	0.43%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC.

SELECTED FINANCIAL DATA

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
ASSET QUALITY RATIOS:
Nonaccrual loans	$3,688	$3,180	$2,431	$2,322	$3,207
Restructured loans still accruing	3,744	4,182	4,361	4,506	4,541
Student loans greater than 90 past due and still accruing	1,330	1,616	2,129	2,397	2,438
Loans greater than 90 days past due and still accruing	772	49	565	104	1
Total nonperforming loans	9,534	9,027	9,486	9,329	10,187
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$10,890	$10,383	$10,842	$10,685	$11,543

Allowance for loan losses	$5,400	$5,094	$4,428	$4,279	$4,447
Allowance for loan losses to total loans	1.07%	1.01%	0.90%	0.92%	0.98%
Nonaccrual loans to total loans	0.73%	0.63%	0.50%	0.50%	0.70%
Allowance for loan losses to nonperforming loans	56.64%	56.43%	46.68%	45.87%	43.65%
Nonperforming loans to total loans	1.90%	1.80%	1.94%	2.00%	2.24%
Nonperforming assets to total assets	1.60%	1.61%	1.72%	1.65%	1.83%
Net loan charge-offs (recoveries)	$(7)	$(541)	$(39)	$434	$97
Net loan charge-offs (recoveries) to average loans	—	(0.11)%	(0.01)%	0.09%	0.02%